Exhibit (a)(5)(L)

The following are excerpts from the second-quarter 2012 earnings press release of Thomson Reuters issued on July 31, 2012:

“I am pleased that we were able to complete the sale of our Healthcare business for $1.25 billion and redeploy some of the proceeds to support key growth businesses as evidenced by our recent announcements to acquire FXall and MarkMonitor,” continued [James C.] Smith[, chief executive officer of Thomson Reuters].

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Recent Developments

On July 18, 2012, the company commenced a tender offer to acquire all of the outstanding shares of FXall, the leading independent global provider of electronic foreign exchange trading solutions to corporations and asset managers.

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IMPORTANT INFORMATION

This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any of the FXall common shares. The offer to buy the outstanding shares of common stock of FXall is being made pursuant to a tender offer statement on Schedule TO containing an offer to purchase, form of letter of transmittal and related materials filed by CB Transaction Corp. with the Securities and Exchange Commission on July 18, 2012.  FXall has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer with the Securities and Exchange Commission. The tender offer statement (including the offer to purchase, related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement, as they may be amended from time to time, contain important information that should be read carefully before making any decision to tender securities in the tender offer. These materials have been or will be sent free of charge to all stockholders of FXall. Shareholders may also obtain a free copy of these materials (and all other tender offer documents filed with the Securities and Exchange Commission) on the Securities and Exchange Commission's website at www.sec.gov. The Schedule TO (including the offer to purchase and related materials) and the Schedule 14D-9 (including the solicitation/recommendation statement), may also be obtained for free by contacting Georgeson Inc., the information agent for the tender offer, toll-free at (866) 277-8239.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS, MATERIAL ASSUMPTIONS AND MATERIAL RISKS

Certain statements in this news release, including, but not limited to, statements in the "Business Outlook (Before Currency)" section and Mr. Smith’s comments, are forward-looking. These forward-looking statements are based on certain assumptions and reflect our company’s current expectations. As a result, forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. There is no assurance that the events described in any forward-looking statement will materialize. A business outlook is provided for the purpose of presenting information about current expectations for 2012. This information may not be appropriate for other purposes. You are cautioned not to place undue reliance on forward-looking statements which reflect expectations only as of the date of this news release. Except as may be required by applicable law, Thomson Reuters disclaims any obligation to update or revise any forward-looking statements.

The company's 2012 business outlook is based on various external and internal assumptions. Economic and market assumptions include, but are not limited to, positive GDP growth in the countries where Thomson Reuters operates led by rapidly developing economies and a continued increase in the number of professionals around the world and their demand for high quality information and services. Internal financial and operational assumptions include, but are not limited to, the successful execution of the company’s ongoing product release programs, globalization strategy, other growth initiatives and efficiency initiatives.

Some of the material risk factors that could cause actual results or events to differ materially from those expressed in or implied by forward-looking statements in this news release include, but are not limited to, changes in the general economy (including the current European Union debt crisis); actions of competitors; failure to develop new products, services, applications and functionalities to meet customers' needs, attract new customers or expand into new geographic markets; increased accessibility to free or relatively inexpensive information sources; failures or disruptions of network systems or the Internet; failure to maintain a high renewal rate for subscription-based services; dependency on third parties for data, information and other services; changes to law and regulations, including the impact of the Dodd-Frank legislation and similar financial services laws around the world; failure to adapt to recent organizational changes; failure to recruit, motivate and retain high quality management and key employees; failure to meet the challenges involved in operating globally; failure to protect the brands and reputation of Thomson Reuters; additional impairment of goodwill and identifiable intangible assets; inadequate protection of intellectual property rights; threat of legal actions and claims; risk of antitrust/competition-related claims or investigations; downgrading of credit ratings and adverse conditions in the credit markets; fluctuations in foreign currency exchange and interest rates; the effect of factors outside of the control of Thomson Reuters on funding obligations in respect of pension and post-retirement benefit arrangements; actions or potential actions that could be taken by the company’s principal shareholder, The Woodbridge Company Limited; and failure to derive fully the anticipated benefits from existing or future acquisitions, joint ventures, investments or dispositions. These and other factors are discussed in materials that Thomson Reuters from time to time files with, or furnishes to, the Canadian securities regulatory authorities and the U.S. Securities and Exchange Commission. Thomson Reuters annual and quarterly reports are also available in the “Investor Relations” section of www.thomsonreuters.com.”